EXHIBIT 99.1

NEW RELEASE

CONTACTS:	Peter Donato, Chief Financial Officer
818-709-1244 x 7271
-or-
Ron Stabiner, The Wall Street Group, Inc.
212-888-4848

FOR IMMEDIATE RELEASE:

IRIS REPORTS RECORD Q1 REVENUES, PROFITS, EPS AND CASH, WITH IVD CONSUMABLES AND SERVICE REVENUE HIGHEST EVER; TREND CONTINUING

CHATSWORTH, Calif., April 29, 2008 – IRIS INTERNATIONAL, INC. (NASDAQ: IRIS), established new first quarter operating records for revenues, profits and per share earnings and ended the period with the strongest first quarter cash position ever, “a trend which is continuing,” it was announced today by César García IRIS’ Chairman, President and Chief Executive Officer.

“This is especially gratifying,” said Mr. García, “because in what typically is the weakest revenue quarter of our year, we topped last year’s first period which had benefited from a multi-unit sale of nine complete iQ®200 Elite Systems to a large hospital chain and a clinical lab, which were part of the largest multi-unit order in our history. Also, our exceedingly strong earnings stream permitted us to conclude the quarter with more cash than the comparable period, despite having spent approximately $5.0 million on the repurchase of common shares in the quarter, whose anti-dilutive benefit will not be felt until the next quarter.”

Record revenues for the first quarter ended March 31, 2008, amounted to $21.6 million, up 5% from the $20.5 million reported in the first quarter of 2007. Net income for the first quarter rose 25% to a record $1.8 million, or $0.10 per diluted share, from $1.5 million, or $0.08 per diluted share, in the first quarter of 2007.

Strong contributions were made by recurring, higher margin IVD consumables and service revenues which rose 18% to set a new record. The Sample Processing Division achieved record first quarter revenue of $3.4 million, a 24% increase above the first quarter of 2007, reflecting great demand for the new Express 4 Centrifuge and solid performance in the established product lines.

Our core urinalysis business is robust as demonstrated by the shipment during the quarter of 117 iQ®200 urine microscopy analyzers and 18% growth in consumables and service revenue over the first quarter of 2007, in what is historically a seasonally slow period. We now have more than 1800 iQ®200 analyzers in the field, with almost all legacy units having been replaced, and are beginning to see the true impact and contribution from our high margin recurring consumables, a trend which we believe will accelerate as we continue to place more iQ®200 units,” Mr. García said.

“We are meeting all of our targets established in our new five year plan while investing, as scheduled, in major research and development programs. We are also pleased with the initiation of the staged release of our second major product platform, the new iChem®VELOCITY™ automated chemistry analyzer. In March 2008, we self-certified the CE Mark for our new iChem®VELOCITY™ automated chemistry analyzer and shipped our first international orders. We are also seeing a strong reception from our international distributors and our instrument order backlog is growing. With an installed base of more than 1,000 iQ®200 urine analyzers in the international marketplace, where we previously were unable to offer a chemistry solution, the iChem®VELOCITY™ positions IRIS to benefit from access to an incremental $350 million global urine chemistry market. The iChem®VELOCITY™, when combined with the iQ®200 analyzer, forms the new iRICELL™ complete urinalysis workstation, which we believe now allows our international distributors to better compete in tenders, increase after market revenue from urine chemistry test strips used throughout the hospital, and improve economies of scale in service and support,” Mr. García said.

“With the release of the iChem®VELOCITY™, and with the related new product introduction expenses now largely behind us, we anticipate an acceleration in revenue and earnings, particularly during the second half of the year,” Mr. García said.

“I am also pleased to report that since announcing our $15.0 million share buyback program on March 3, 2008, we have already repurchased over 430,000 shares at a cash outlay of approximately $5 million through the end of the first quarter, with approximately 60,000 shares settled subsequent to March 31, at an additional cost of approximately $740,000, for a total of over 490,000 shares purchased to date at a cash outlay of $5.7 million,” he added.

2008 First Quarter Highlights:

•	Record revenue of $21.6 million, an increase of 5% compared with year-ago period and EPS of $0.10.

•	Record IVD Consumables and Service Revenues Increased 18% over Q1 2007.

•	Gross margin improvement to 54% in Q1-08 vs. 49% in Q1-07

•	Announced a $15.0 million stock buyback program and purchased over 490,000 shares during Q1 (60,000 of which settled after quarter end), for a cash outlay of over $5.7million, to date.

•

117 iQ®200 analyzers sold in Q1, with more than 1,800 sold to date; year- ago Q1 instrument sales of 129 analyzers included 9 units as part of a large multi-unit orders from a large hospital chain and a clinical lab.

•	iChem®VELOCITY™ received CE Mark for distribution in Europe; International launch proceeding as planned and strong order backlog building; pending FDA 510(k) clearance in U.S.

•	Strong debt-free balance sheet with cash and investments of $25 million versus $23 million in the year ago period.

Total IVD revenue was $18.2 million in the first quarter of 2008, compared with $17.8 million in first quarter of 2007, a 2% increase. IVD instrument revenue was $7.4 million in the first quarter of 2008, compared with $8.6 million in the first quarter of 2007, which included nine complete iQ200 Systems shipped to a large hospital chain and a clinical lab and a higher proportion of domestic instruments which carry a higher average selling price than those sold though international distributors. The 2008 first quarter instruments’ revenue was also impacted by $0.3 million in domestic instrument revenue that was not recognized in the quarter because they were ordered under reagent-rental agreements which will generate higher recurring revenue in future periods, and there was no revenue recognized for the iChem®VELOCITY™ beta-site units shipped during the quarter. In conclusion, there were 117 iQ®200 analyzer units shipped during the first quarter of 2008, bringing the total number of iQ®200 units sold to more than 1,800 worldwide through March 31, since being launched in August 2003.

IVD Consumables and Service revenue was a record $10.9 million for the first quarter of 2008, an increase of 18%, compared with IVD Consumables and Service revenue of $9.2 million in the first quarter of 2007.

Overall gross profit margins grew to 54% in the first quarter of 2008 versus 49% in the first quarter of 2007. Instrument revenue represented 34% of consolidated revenue in the 2008 first quarter, versus 42% in the first quarter of 2007. Instruments gross profit margins increased to 52% in the first quarter of 2008 from 46% in first quarter of 2007, due to higher price realization, lower LIS costs, and lower charges to inventory reserves. The consumables and service gross profit margins improved to 56% for the first quarter of 2008, versus 52% for the first quarter of 2007, as we continued to increase the utilization of its consumables manufacturing facilities and improved profitability in its service area. Consumables and service profitability is expected to further improve in 2008 for the above reasons and with the release of the iChem®VELOCITY™, which should significantly increase the utilization of our Marburg, Germany strip manufacturing facility.

Operating expenses increased to $9.2 million, or 43% of sales, in the first quarter of 2008 from $7.9 million, or 38% of sales, in the first quarter of 2007. Research and development expense for the first quarter of 2008 was $2.6 million, or 12% of revenues, compared with $2.4 million in the first quarter of 2007. The increase in research and development spending reflects our continued investment in new product platforms in molecular diagnostics and urine chemistry. Marketing and selling expenses increased to $3.9 million in the first quarter of 2008, compared with $3.1 million in the first quarter of 2007. The increase in marketing and selling expense is attributable to approximately $0.5 million in product introduction and industry trade show expenses relating to the launch of the iChem VELOCITY and other new product initiatives, as well as an increase in sales and marketing personnel during 2007. General and administrative expenses in the first quarter of 2008 were $2.8 million compared with $2.4 million the prior year quarter of 2007 primarily due to an increase in personnel and related expenses.

Operating income in the first quarter of 2008 increased to $2.4 million, compared with $2.1 million in the first quarter of 2007, an 11% improvement, driven primarily by the increase in overall gross margin to 54% from 49%. Net income in the first quarter of 2008 increased to $1.8 million, or $0.10 per diluted share, versus net income of $1.5 million, or $0.08 per diluted share, in the first quarter of 2007. Diluted weighted average shares outstanding for the three months ended March 31, 2008 and 2007, were 19.1 million and 18.6 million, respectively. The estimated tax rate for the first quarter of 2008 is 33% compared with an estimated tax rate of 41% in the first quarter of 2007, and 27% percent for the fiscal year ended 2007. Taxes are accrued for and reflected in the net income calculations. However, we do not pay cash income taxes as a result of net operating loss carry-forwards (NOLs) that it continues to use to offset taxes.

Note: All revenue comparisons in this release include a reclassification of billable freight from cost of goods sold to revenue in accordance with EITF 00-10. This reclassification does not affect gross profit, but does increase revenue in the first quarter of 2007 by $389,000, resulting in a slight reduction in the gross margin percentage, as we do not generate profits on freight.

Company Outlook

The Company is reaffirming guidance for 2008, anticipating revenue growth to at least $98 million and continued growth in earnings to $0.48 per fully diluted share, or better, not including the effect of the stock re-purchase program. Our guidance does not include any revenue relating to NADiA PSA, as we have not yet secured regulatory clearance. However, it does include approximately $1.7 million in new product introduction and startup expenses relating to iChem VELOCITY, NADiA PSA, Express 4 Centrifuge and market research for new products in development. Research and Development expense is expected to be approximately 13% of revenues.

Conference Call

We will host a conference call today at 4:30 p.m. Eastern time, 1:30 p.m. Pacific time. To participate, dial 1-888-204-4394 approximately 10 minutes before the conference call is scheduled to begin. Hold for the operator and reference the IRIS International conference call. International callers should dial 913-312-0701. The conference call may also be accessed by means of a live audio Web cast on our Website at www.proiris.com, or at, http://www.vcall.com/IC/CEPage.asp?ID=126215, the Web cast service provider. The conference audio cast will also be available for replay on both Websites for 30 days from the date of the broadcast.

About IRIS International

IRIS International a leading global in vitro diagnostics company focused on products that analyze particles and living cell forms and structures, or morphology of a variety of body fluids. Our products leverage our strengths in flow imaging technology, particle recognition and automation to bring efficiency to hospital and commercial laboratories. The initial applications for our technology have been in the urinalysis market and we are the leading worldwide provider of urine microscopy systems, with an installed based of over 1,800 systems in over 50 countries.

SAFE HARBOR PROVISION

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company’s views on future financial performance, market growth, capital requirements, regulatory developments, new product introductions and acquisitions, and are generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” ,”plans,” and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the Company’s industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the Company’s forward-looking statements include, among other things, the following: identification of feasible new product initiatives, management of R&D efforts and the resulting successful development of new products and product platforms; obtaining regulatory approvals for new and enhanced products; acceptance by customers of the Company’s products; integration of acquired businesses; substantial expansion of international sales; reliance on key suppliers; the potential need for changes in long-term strategy in response to future developments; future advances in diagnostic testing methods and procedures; potential changes in government regulations and healthcare policies, both of which could adversely affect the economics of the diagnostic testing procedures automated by the Company’s products; rapid technological change in the microelectronics and software industries; and competitive factors, including pricing pressures and the introduction by others of new products with similar or better functionality than our products. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(TABLES FOLLOW)

IRIS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited – in thousands)

	For the three months ended March 31,
	2008	2007
Sales of IVD instruments	$7,355	$8,570
Sales of IVD consumables and service	10,855	9,205
Sales of sample processing instruments and supplies	3,397	2,736

Total revenues (1)	21,607	20,511

Cost of goods - IVD instruments	3,556	4,638
Cost of goods - IVD consumable and supplies	4,786	4,458
Cost of goods - sample processing instruments and supplies	1,661	1,407

Total cost of goods sold	10,003	10,503

Gross profit	11,604	10,008

Marketing and selling	3,850	3,075
General and administrative	2,772	2,385
Research and development, net	2,620	2,428

Total operating expenses	9,242	7,888

Operating income	2,362	2,120
Other income (expense):
Interest income	341	339
Interest expense	(2)	(1)
Other income (expense)	9	—

Income before provision for income taxes	2,710	2,458
Provision for income taxes	889	996

Net income	$1,821	$1,462

Basic net income per share	$.10	$.08

Diluted net income per share	$.10	$.08

Weighted average number of common shares outstanding - basic	18,436	18,003

Weighted average number of common shares outstanding - diluted	19,063	18,597